                                                                Exhibit 99(n)(1)

                                  THE UBS FUNDS
                    AMENDED AND RESTATED MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18f-3

          The UBS Funds (the "Trust") hereby adopts this amended and restated plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), which sets forth the separate distribution arrangements and expense allocations of each class of the series of the Trust.

          The Plan is adopted by a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust (as such term is defined in the 1940 Act). The Board of Trustees of the Trust has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each series of shares offered by the Trust and each class of shares offered by the Trust. To the extent that a subject matter set forth in the Plan is covered by the Trust's Agreement and Declaration of Trust (the "Trust Agreement") or By-laws, such Trust Agreement or By-laws will control in the event of any inconsistencies with descriptions contained in the Plan.

CLASS CHARACTERISTICS

          Each class of shares of a series will represent an interest in the same portfolio of investments of a series of the Trust, and be identical in all respects to each other class, except as set forth below and as described in greater detail in the Trust's Registration Statement. The term "Registration Statement" shall mean the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, as such Registration Statement may be amended or supplemented from time to time. The description below sets out the maximum initial sales charges, contingent deferred sales charges ("CDSCs"), 12b-1 service fees and 12b-1 distribution fees for each class of shares (if applicable), for each series. Initial sales charges and CDSCs will be waived or reduced for the types of investors or under the circumstances described in the Registration Statement.

UBS FUND -                         Class A shares are sold to the general
CLASS  A:                          public subject to an initial sales
                                   charge. Class A shares are subject to a
                                   maximum initial sales charge equal to
                                   5.5%, for series of the Trust that are equity funds, and 4.5%, for series of the Trust that are fixed income funds, of the public offering price.

                                   Class A shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets, paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

                                   Class A shares held less than one year are subject to a CDSC upon redemption if the Class A shares were purchased without an initial sales charge due to an initial sales charge waiver for large purchases. The maximum Class A CDSC is equal to 1% of the lower of: (i) the shares' offering price, or
                                   (ii) the net asset value of the shares at the time of redemption. Class A shares held one year or more or acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

UBS FUND -                         Class B shares consist of Sub-Class B-1
CLASS B:                           shares, Sub-Class B-2 shares, Sub-Class B-3
                                   shares and Sub-Class B-4 shares. Class B shares are sold to the general public subject to a CDSC, but without imposition of an initial sales charge. Individual Sub-Classes may be subject to eligibility standards, as described in the Registration Statement of individual series. All Class B shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule
                                   12b-1 under the 1940 Act.

SUB-CLASS B-1 SHARES:              The maximum CDSC for Sub-Class B-1 shares is
                                   equal to 5% of the lower of: (i) the net asset value of the shares at the time of purchase, or (ii) the net asset value of the shares at the time of redemption. Sub-Class
                                   B-1 shares held for the time specified in the Registration Statement (usually six years or longer) and Sub-Class B-1 shares acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC. Sub-Class B-1 shares of a series convert to Class A shares of the same series approximately six years after issuance at their relative net asset values.

SUB-CLASS B-2 SHARES:              The maximum CDSC for Sub-Class B-2 shares is
                                   equal to 3% of the lower of: (i) the net asset value of the shares at the time of purchase, or (ii) the net asset value of the shares at the time of redemption. Sub-Class
                                   B-2 shares held for the time specified in the Registration Statement (usually four years or longer) and Sub-Class B-2 shares acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC. Sub-Class B-2 shares of a series convert to Class A shares of the same series approximately four years after issuance at their relative net asset values.

SUB-CLASS B-3 SHARES:              The maximum CDSC for Sub-Class B-3 shares is
                                   equal to 3% of the lower of: (i) the net asset value of the shares at the time of purchase, or (ii) the net asset value of the shares at the time of redemption. Sub-Class
                                   B-3 shares held for the time specified in the Registration Statement (usually three years or longer) and Sub-Class B-3 shares acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

                                   Sub-Class B-3 shares of a series convert to Class A shares of the same series approximately three years after issuance at their relative net asset values.

SUB-CLASS B-4 SHARES:              The maximum CDSC for Sub-Class B-4 shares is
                                   equal to 2% of the lower of: (i) the net asset value of the shares at the time of purchase, or (ii) the net asset value of the shares at the time of redemption. Sub-Class
                                   B-4 shares held for the time specified in the Registration Statement (usually two years or longer) and Sub-Class B-4 shares acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC. Sub-Class B-4 shares of a series convert to Class A shares of the same series approximately two years after issuance at their relative net asset values.

UBS FUND -                         Class C shares are sold to the general public
CLASS C:                           without imposition of an initial sales charge
                                   but Class C shares held less than one year are subject to a CDSC upon redemption. The maximum CDSC for Class C shares is equal to 1.00%, for equity funds, and 0.75%, for fixed income funds, of the lower of: (i) the net asset value of the shares at the time of purchase, or (ii) the net asset value of the shares at the time of redemption. Class C shares held for one year or more or acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

                                   Class C shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75%, for equity funds, and 0.50% for fixed income funds, of average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

UBS FUND -                         Class Y shares are sold without imposition
CLASS Y:                           of an initial sales charge or CDSC and are
                                   not subject to any service or distribution fees. Class Y shares are available for purchase only by the types of investors described in the Registration Statement.

          The only differences among the various classes of shares of the same series of the Trust will relate solely to: (a) distribution fee payments associated with a Rule 12b-1 plan for a particular class of shares and any other costs relating to implementing or amending such plan (including obtaining shareholder approval of such plan or any amendment thereto), which will be borne solely by shareholders of such class or classes; (b) initial and contingent deferred sales charges; (c) exchange privileges; (d) class names or designations; and (e) voting rights, as described in the Plan.

          The Board of Trustees has the power to designate one or more series or sub-series/classes of shares of beneficial interest and to classify and reclassify only unissued shares with respect to such series. The assets of each series belong only to that series, and the liabilities of each series are borne solely by that series and no other. Shares of each series represent equal proportionate interests in the assets of that series only and have identical voting, dividend, redemption, liquidation and other rights. All shares issued are fully paid and nonassessable, and shareholders have no preemptive or other right to subscribe to any additional shares and no conversion rights.

          Each issued and outstanding full and fractional share of a series is entitled to one full and fractional vote in the series and all shares of each series participate equally with regard to dividends, distributions and liquidations with respect to that series. Shareholders do not have cumulative voting rights. On any matter submitted to a vote of shareholders, shares of each series will vote separately, except when a vote of shareholders in the aggregate is required by law, or when the Trustees have determined that the matter affects the interests of more than one series, in which case the shareholders of all such series shall be entitled to vote thereon.

          Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement for shareholder services and the distribution of shares, including its Rule 12b-1 plan, and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have, in all other respects, the same rights and obligations as each other class.

INCOME AND EXPENSE ALLOCATION

          Certain expenses of a series may be attributable to a particular class of its shares ("Class Expenses"). Class Expenses are charged directly to the net assets of that class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

          In addition to the distribution and service fees described above, each class may also pay a different amount of the following other expenses:

          1. printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific class;

          2.   Blue Sky fees incurred by a specific class of shares;

          3.   SEC registration fees incurred by a specific class of shares;

          4. expenses of administrative personnel and services required to support the shareholders of a specific class of shares;

          5. Board members' fees incurred as a result of issues relating to a specific class of shares;

          6. litigation expenses or other legal expenses relating to a specific class of shares; and

          7. transfer agent fees identified as being attributable to a specific class.

DIVIDENDS AND DISTRIBUTIONS

          Income and realized and unrealized capital gains and losses of a series will be allocated to each class of such series on the basis of the net asset value of each such class in relation to the net asset value of the series.

EXCHANGES AND CONVERSIONS

          Class A, Class B and Class C shares of a series may be exchanged for the corresponding class or sub-class of shares of other participating UBS Funds, UBS PACE select funds or other funds for which UBS Global Asset Management (US) Inc. serves as principal underwriter ("Family Funds") or may be acquired through an exchange of shares of the corresponding class of those funds. Class Y shares are not exchangeable. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act. All exchanges are subject to the eligibility and minimum investment requirements set forth in the Registration Statement. Class A shares, Class C shares and Class Y shares do not convert to another class of shares.

          These exchange privileges may be modified or terminated by a series, and exchanges may only be made into Family Funds that are legally registered for sale in the investor's state of residence.

CLASS DESIGNATION

          Subject to approval by the Board, a series may alter the nomenclature for the designations of one or more of its classes of shares.

ADDITIONAL INFORMATION

          This Plan is qualified by and subject to the terms of the Trust's Registration Statement; provided, however, that none of the terms set forth in the Registration Statement shall be inconsistent with the terms of the classes contained in this Plan. The Registration Statement contains additional information about the classes and each series' multiple class structure.

GENERAL

          Any distribution arrangement of the Trust, including distribution fees pursuant to Rule 12b-1 under the 1940 Act, will comply with Article III, Section 26 of the Conduct Rules of the National Association of Securities Dealers, Inc.

          Any material amendment to the Plan must be approved pursuant to Rule 18f-3 under the 1940 Act by a majority of the Board of Trustees of the Trust, including a majority of those trustees who are not "interested persons" of the Trust (as such term is defined in the 1940 Act).

DATE OF EFFECTIVENESS

          This Multiple Class Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to any series unless such action has first been approved by the vote of a majority of the Board and by vote of a majority of those Board members who are not interested persons of the Trust.

Date: Amended and Restated September 30, 2003; Adopted May 21, 2001.